Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258863 and 333-268181) on Form S-3 and in the registration statements (Nos. 333-240101, 333-254707, 333-263193 and 333-266671) on Form S-8 of our report dated March 6, 2023, with respect to the consolidated financial statements of Annexon, Inc.

/s/ KPMG LLP

San Francisco, California
March 6, 2023